Exhibit 10.1

AMENDMENT TO

FISERV, INC.

EMPLOYEE RESTRICTED STOCK AGREEMENT

Employee: Jeffery W. Yabuki	Date: March 30, 2006

Number of Shares of Common Stock Subject To This Agreement: 52,849

On December 1, 2005, pursuant to the Fiserv, Inc. Stock Option and Restricted Stock Plan (the “Plan”), the Compensation Committee of the Board of Directors (the “Committee”) of Fiserv, Inc. (the “Company”) awarded you the number of shares of the Company’s Common Stock, $.01 par value (the “Common Stock”), set forth above (the “Restricted Stock”). On February 20, 2006 and March 30, 2006, the Committee determined to establish performance goals pursuant to the Plan in respect of your award. The Company and you have agreed to this amendment and restatement of Section 2 of your Employee Restricted Stock Award Agreement dated December 1, 2005 (“Amendment”) as follows:

“2.	Restrictions. Except as otherwise provided herein, Restricted Stock may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated until the date of release (the “Release Date”) determined as follows: the Release Date with respect to 100% of the shares of Restricted Stock shall be the third anniversary of the Award Date; provided, that the “2006 Earnings Per Share — Diluted” (as defined in the Fiserv, Inc. Performance Goals for Calendar Year 2006 under the Fiserv, Inc. Executive Incentive Compensation Plan (as amended and restated as of February 16, 2005) and under the Fiserv, Inc. Stock Option and Restricted Stock Plan (as amended and restated as of February 16, 2005)) or “2007 Earnings Per Share – Diluted” (which shall be calculated in the same manner as the “2006 Earnings Per Share –Diluted,” substituting 2007 for 2006) shall be greater than or equal to such amount established by the Committee and communicated to you prior to March 31, 2006 (“Performance Target”). For the avoidance of any doubt, if each of the “2006 Earnings Per Share — Diluted” and the “2007 Earnings Per Share – Diluted” as certified by the Committee following the close of each of 2006 and 2007 is less than Performance Target amount, then all Restricted Stock hereunder for which a Release Date has not occurred shall be forfeited on the date of such certification with respect to the “2007 Earnings Per Share –Diluted.” Notwithstanding anything to the contrary herein, the Committee, in its sole discretion, may at any time accelerate the Release Date with respect to the Restricted Stock or a portion of the Restricted Stock.

On the applicable Release Date as determined in this Section, that portion of Restricted Stock shall become free of the restrictions above and, subject to Section 4, be freely transferable by you.”

Except as otherwise amended hereby, your Employee Restricted Stock Award Agreement dated December 1, 2005 shall remain in full force and effect in accordance with its terms.

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Please acknowledge acceptance of this Amendment by signing the enclosed copy of this Amendment in the space provided below and returning it promptly to Corporate Finance.

FISERV, INC.

By:	/s/ Kenneth R. Jensen
Kenneth R. Jensen, Sr. Executive Vice President

Accepted and Agreed to:

/s/ Jeffery W. Yabuki
Jeffery W. Yabuki